Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8
(Form Type)

PERION NETWORK LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.03 per share	457(c) and 457(h)	1,000,000	$11.66	$11,660,000	0.00014760	$1,721.02
Total Offering Amounts					$11,660,000		$1,721.02
Total Fee Offsets (3)							-
Net Fee Due							$1,721.02

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers an additional 1,000,000 Ordinary Shares, par value NIS 0.03 per share (“Ordinary Shares”) of Perion Network Ltd. (the “Company” or “Registrant”) authorized under the Perion Network Ltd. Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares, which become issuable under the Plan, by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)
For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the Plan is based upon the average of the high and low prices of the Registrant’s ordinary shares, as reported on the Nasdaq Capital Market on April 25, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	There are no fee offsets.